Exhibit 99.1

SUMMARY FINANCIAL

STATEMENTS

FOR THE YEAR ENDED

March 31, 2011

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY

The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.

The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.

The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.

The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.

These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.

On behalf of the Government of the Province of Manitoba.

Original signed by
Betty-Anne Pratt, CA
Provincial Comptroller
August 24, 2011

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of Manitoba

We have audited the accompanying consolidated financial statements of Province of Manitoba, which comprise the consolidated statement of financial position as at March 31, 2011, and the consolidated statements of revenue and expense, accumulated deficit, change in net debt and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Province of Manitoba as at March 31, 2011, and the results of its operations, the changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Original document signed by: Carol Bellringer

August 24, 2011	Carol Bellringer, FCA, MBA
Winnipeg, Manitoba	Auditor General

500 - 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax: (204) 945-2169

www.oag.mb.ca

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at March 31, 2011

		($ millions)
SCHEDULE		2011	2010
	FINANCIAL ASSETS
	Cash and cash equivalents	1,045	1,459
	Temporary investments (Note 2)	346	551
1	Amounts receivable	1,346	1,259
	Inventories for resale	11	10
	Portfolio investments (Note 3)	2,735	2,509
2	Loans and advances	800	786
3	Equity in government business enterprises (Note 4)	3,429	3,068

	Total Financial Assets	9,712	9,642

	LIABILITIES
4	Borrowings	17,120	16,111
5	Accounts payable, accrued charges, provisions and unearned revenue	3,657	3,541
6	Pension liability (Note 5)	1,772	1,800

	Total Liabilities	22,549	21,452

	NET DEBT	(12,837)	(11,810)

	NON-FINANCIAL ASSETS
	Inventories held for use	50	65
	Prepaid expenses	51	46
7	Tangible capital assets	8,233	7,325

	Total Non-Financial Assets	8,334	7,436

	ACCUMULATED DEFICIT	(4,503)	(4,374)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE

For the Year Ended March 31, 2011

		($ millions)
	2011		2010
	Budget	Actual	Actual
REVENUE
Income taxes:
Corporation income tax	247	330	257
Individual income tax	2,420	2,592	2,402
Other taxes:
Retail sales tax	1,668	1,618	1,570
Fuel taxes	230	256	255
Levy for health and education	282	269	264
Mining tax	6	42	10
Education property tax	716	690	668
Other taxes	483	531	514
Fees and other revenue	1,635	1,825	1,792
Federal transfers:
Equalization	2,001	2,001	2,063
Canada Health and Canada Social Transfers	1,358	1,365	1,302
Shared cost and other	766	681	559
Net income from government business enterprises (Schedule 3)	699	775	772
Sinking funds and other investment earnings	208	230	220

Total Revenue (Schedules 9 and 10)	12,719	13,205	12,648

EXPENSES
Health and Healthy Living	5,085	5,120	4,831
Education	3,419	3,341	3,227
Family Services and Consumer Affairs	1,326	1,363	1,295
Community, Economic and Resource Development	1,819	1,972	1,813
Justice and Other Expenditures	848	934	926
Debt Servicing (Note 8)	767	773	756

Total Expenses (Schedules 9 and 10)	13,264	13,503	12,848

NET LOSS FOR THE YEAR	(545)	(298)	(200)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT

For the Year Ended March 31, 2011

	($ millions)
	2011		2010
	Budget	Actual	Actual
Opening accumulated deficit, as previously reported	(4,368)	(4,368)	(4,876)
Restatements (Note 9)
Correction of Trust account presentation	—	3	3
Correction of Severance and Vacation liabilities	—	(11)	(11)
Other	—	2	1

Opening accumulated deficit, as restated	(4,368)	(4,374)	(4,883)
Other Comprehensive Income (Schedule 3)	—	169	709
Net Loss for the year	(545)	(298)	(200)

Closing accumulated deficit, as restated	(4,913)	(4,503)	(4,374)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT

For the Year Ended March 31, 2011

	($ millions)
	2011		2010
	Budget	Actual	Actual
Net Loss for the year	(545)	(298)	(200)

Tangible Capital Assets
Acquisition and reclassification of tangible capital assets	(1,599)	(1,361)	(1,232)
Amortization of tangible capital assets	402	438	404
Disposal of tangible capital assets	—	15	26

Net Acquisition of Tangible Capital Assets	(1,197)	(908)	(802)

Other Non-Financial Assets
Decrease (Increase) in inventories	—	15	(29)
(Increase) in prepaid expenses	—	(5)	(8)

Net Acquisition of Other Non-Financial Assets	—	10	(37)

Other Comprehensive Income (Schedule 3)	—	169	709

(Increase) in Net Debt	(1,742)	(1,027)	(330)
Net Debt, beginning of year, as restated (Note 9)	(12,253)	(11,810)	(11,480)

Net Debt, end of year	(13,995)	(12,837)	(11,810)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOW

For the Year Ended March 31, 2011

	($ millions)
	2011	2010
Cash and cash equivalents provided by (used in)
Operating Activities
Net loss for the year	(298)	(200)
Changes in non-cash items:		—
Temporary investments	205	182
Amounts receivable	(87)	(126)
Valuation allowance	3	12
Inventories	14	(28)
Prepaids	(5)	(8)
Accounts payable, accrued charges, provisions and deferrals	116	(13)
Pension liability	(28)	(191)
Amortization of foreign currency fluctuation	6	5
Amortization of debt discount	(21)	(8)
Unamortized losses on derivative contracts	—	(4)
Loss on disposal of tangible capital assets	15	26
Amortization of tangible capital assets	438	404

	358	51
Other Comprehensive Income (Schedule 3)	169	709
Changes in equity in government business enterprises	(361)	(941)

Cash provided by (used in) operating activities	166	(181)

Capital Activities
Acquisition of tangible capital assets	(1,361)	(1,232)

Cash used in capital activities	(1,361)	(1,232)

Investing Activities
Investments purchased	(2,080)	(2,394)
Investments sold or matured	1,672	1,640

Cash used in investing activities	(408)	(754)

Financing Activities
Debt issued	3,639	4,684
Debt redeemed	(2,450)	(2,495)

Cash provided by financing activities	1,189	2,189

Increase (Decrease) in cash and cash equivalents	(414)	22
Cash and cash equivalents, beginning of year	1,459	1,437

Cash and cash equivalents, end of year	1,045	1,459

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

NOTES TO THE SUMMARY FINANCIAL STATEMENTS

For the Year Ended March 31, 2011

1.	SIGNIFICANT ACCOUNTING POLICIES

A.	General Basis of Accounting

The summary financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector as recommended by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).

B.	The Government Reporting Entity

Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8 to the Summary financial statements.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.

C.	Basis of Consolidation

Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net income or losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions which, would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3 to the Summary financial statements.

The CICA’s Accounting Standards Board has announced that effective January 1, 2011 Canadian publicly accountable enterprises will adopt International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board. For those entities currently reporting their operations under rate regulated accounting, that are now required to adopt IFRS as their basis of reporting, the CICA has allowed an extension to January 1, 2012 for the adoption of IFRS. Manitoba Hydro-Electric Board has opted to exercise this extension. GBEs are required to adopt IFRS for their financial reporting. IFRS standards are not required to be adopted by senior governments and will not be adopted for the summary financial statements. Because the GBEs are included in the summary financial statements on a modified equity basis, the summary financial statements could be impacted by changes to their reporting. The Government is currently assessing the potential impact of these changes.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

D.	Basis of Specific Accounting Policies

(i)	Gross Accounting Concept

Revenues and expenses are recorded as gross amounts with the following exceptions:

(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)

Where there is sufficient evidence that the borrowings undertaken by the Government are specifically on behalf of a GBE, the recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.

(ii)	Revenue

(1)	Government transfers

Transfer payments from the Government of Canada include all accruals determined for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.

(2)	Individual and corporation income tax

Revenues from individual and corporation income tax are accrued in the year earned based upon estimates made by the Government of Canada using statistical models. Tax revenues are recorded at estimated amounts after considering adjustments for tax credits and other adjustments from the Government of Canada.

(3)	Other revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.

PSAB has issued a new standard with respect to the recognition and measurement of tax revenues, effective for year ends commencing on April 1, 2012. The impact of changes between this new standard and the Government’s current policy has not been reflected in these statements.

(iii)	Expenses

(1)	Accrual accounting

All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.

(2)	Government transfers

Government transfers are recognized as expenses in the period in which the transfer is authorized and any eligibility criteria are met and the amounts can be reasonably estimated.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

(iv)	Financial Assets

(1)	Loans and advances

Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

(2)	Investments

Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in a foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract of the related borrowings to which the original derivative was attached.

(3)	Inventories for resale

Inventories held for resale are recorded at the lower of cost and net realizable value.

(v)	Liabilities

Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other form of settlement. Liabilities are recorded at the estimated amount ultimately payable.

(1)	Borrowings

All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered into for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums on interest rate options are amortized monthly over the period of the applicable agreement. If the option is exercised, the premium will continue to be amortized to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue or expense. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract of the related borrowings to which the original derivative was attached.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

(2)	Pension liability

The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment returns over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full as expenses in the year of the amendment.

(3)	Other future employee benefit obligations

The amount of the liabilities for severance, the Long Term Disability Income Plan and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in the actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise.

(4)	Guarantees

Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on these guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

(5)	Environmental liabilities

An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted, where possible, to reflect the time value of money.

PSAB has issued a new standard with respect to the recognition and measurement of liabilities related to contaminated sites, effective for year ends commencing on April 1, 2014. The impact of changes between this new standard and the Government’s current policy has not been reflected in these statements.

(vi)	Non-Financial Assets

(1)	Recognition and measurement

In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

(2)	Inventories

Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.

(3)	Prepaid expenses

Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

(4)	Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying costs associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in the Government’s financial statements.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years
Infrastructure Assets:
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 years

One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

(vii)	Classification by Sector

The Province reports operational results under the following sectors; health and healthy living, education, family services and consumer affairs, community economic and resource development, justice and other expenditures and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health and healthy living sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary, secondary and post-secondary services, including the pension related expenses associated with this sector.

The family services and consumer affairs sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province.

The community economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector, are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.

E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations, allowances for doubtful loans, accruals for liabilities valued through actuarial valuations, such as long term disability, severance and workers compensation claims and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Government of Canada and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Government’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectibility and changes in economic conditions.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

2.	TEMPORARY INVESTMENTS

	($ millions)
	2011	2010
Temporary investments	346	551

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2011	2010
Sinking funds	1,814	1,917
Other investments	876	541
Unamortized termination losses on derivative contracts	45	51

	2,735	2,509

Portfolio investments are recorded using the cost method. Under this method, any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2011, the market value of portfolio investments was $2,689 million (2010 - $2,498 million). Portfolio investments earned $82 million during the year (2010 - $99 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2011		2010
	Book Value	Fair Value	Book Value	Fair Value
Government of Canada, direct and guaranteed	266	271	300	303
Provincial, direct and guaranteed	1,334	1,306	1,400	1,416
Municipal	167	175	174	183
Corporate	47	44	43	52

	1,814	1,796	1,917	1,954

Investment revenue earned on sinking funds during the year was $67 million (2010 - $80 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

The sinking funds are allocated as follows:

	($ millions)
	2011	2010
Core Government	1,873	2,082
Crown Organizations	23	15

Total sinking funds	1,896	2,097
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(82)	(180)

Total sinking funds held in portfolio investments	1,814	1,917

Other Investments

	($ millions)
	2011	2010
Guaranteed investment certificates	5	5
Bonds – Government of Canada, provincial and municipal	254	237
Bonds – Corporate	490	182
Equity Investments	107	89
Limited partnership investments	—	7
Investments in real estate	20	21

	876	541

As at March 31, 2011, the market value of other investments was $893 million (2010 - $544 million). Other investments earned $15 million during the year (2010 - $19 million).

4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public.

The operating results and financial position of each GBE category are reported in Schedule 3 to the Summary financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2011	2010
Restricted Equity in Government Business Enterprises:
Manitoba Hydro-Electric Board	2,756	2,524
Manitoba Public Insurance Corporation	427	389
Workers Compensation Board	231	141

	3,414	3,054

Unrestricted Equity in Government Business Enterprises:
Manitoba Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	10	9

	15	14

Equity in Government Business Enterprises	3,429	3,068

5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan, and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2011, the pension liability for the Civil Service Superannuation Plan was $794 million (2010 - $916 million) and the pension liability for the Teachers’ Pension Plan was $903 million (2010 - $807 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $113 million (2010 - $106 million).

As at March 31, 2011, the total pension liability being reflected in the summary financial statements was $1,772 million (2010 - $1,800 million). Details related to the pension liability are provided in Schedule 6 to the Summary financial statements. The following provides general information on the contributions and benefit formulae of the various pension plans, which are included in this schedule.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 6.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 7.0% on pensionable earnings above the maximum. 89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees. Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 6.8% of pensionable earnings up to the CPP maximum earnings, and 8.4% of pensionable earnings above the maximum. 83.4% of teacher’s contributions are used to fund basic benefits and 16.6% of teachers contributions are allocated for funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

C.	Other Government Plans

(i)	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

(ii)	Legislative Assembly Pension Plan

The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

(iii)	Judges Supplemental Pension Plan

Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.

(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan

Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services and Consumer Affairs.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees, subject to increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	Other Pension Plans

(a)	Post-Secondary

(i)	University of Manitoba Pension Plan

The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed. Retirement benefit is calculated by using the greater of the two methods: Formula and Plan Annuity. For each year of pensionable service, Formula benefit equals 2.0% of the average best five year salary, less 0.7% of the average best five year salary under the YMPE in the year of retirement, to a maximum of 1/9 of the Pension Plans money purchase limit. The benefit is reduced by  1/4% for each month between the actual pension commencement date and the age of 65. Plan Annuity benefit is based on contribution account balance, age of the retirement, and the annuity factor determined by the plan actuary.

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.

(ii)	University of Winnipeg Pension Plan

The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians.

The UWPP was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees. Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.

(iii)	Brandon University Retirement Plan

Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.

Annual pension equals 2.0% of the final five year average earnings multiplied by the years of pensionable service, less 0.6% of CPP average earnings for each year of pensionable service. The pension benefit is subject to a plan benefit maximum limit of $1,722.22 per year of pensionable service for members retired on or before April 1, 2009, and $1,975.00 for those retiring after that date.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

(b)	Public School Divisions

(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers

The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 6.5% of pensionable salary and 7.8% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2008. The percentages changed to 7.0% and 8.2% respectively, effective January 1, 2009. The Winnipeg School Division matches employee contributions and pays an additional 27.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately 10%). As a result, employer contributions equal approximately 117.4% of employee contributions.

(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division

The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service.

Employee contributions equal 5.7% of CPP earnings and 7.3% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.

(iii)	Retirement Plan for Employees of Frontier School Division

The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings in the last ten years of service.

Employee contributions equal 6.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.

E.	Government Business Enterprises

Manitoba Hydro-Electric Board, Manitoba Liquor Control Commission, Manitoba Public Insurance Corporation and Manitoba Lotteries Corporation are members of the CSSF. The net pension liabilities for these GBEs are disclosed in Schedule 3.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

6.	CONTINGENCIES

A.	Contingent Liabilities

i)	Legal Actions

The Government has been named in various legal actions. No provision has been made at March 31, 2011 in the accounts where the final results are uncertain.

ii)	Northern Development Projects

The Government is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.

In recognition of all anticipated payments, Hydro has recorded a total liability of $185 million (2010 - $129 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.

iii)	Canadian Blood Services

The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2011 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2011 is $250 million (2010 - $249 million). The related assets as at March 31, 2011 total $333 million (2010 - $308 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, the Government’s share of the provision for future claims as at March 31, 2011 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2011. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.

iv)	Treaty Land Entitlement Obligations

To meet the Government’s obligation under treaty land entitlement agreements, approximately 565,309 acres of provincial Crown lands have been transferred to the Government of Canada for First Nations. The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,423,110 acres of Crown lands and Other Lands (Acquisition). To date, approximately 978,203 acres of Crown lands have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute.

v)	Environmental Issues

The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

B.	Loan Guarantees

The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

	Authorized	($ millions)
	Limit	2011	2010
Manitoba Business Start Program	5	2	2
Manitoba Agricultural Services Corporation (Note 6B.a)	—	79	77
Manitoba Student Aid Program (Note 6B.b)	20	1	2
Manitoba Housing and Renewal Corporation (Note 6B.c)	—	4	5
Rural Entrepreneur Assistance Program (Note 6B.d)	13	11	11
Rural Municipality of Richot	1	—	1

		97	98
Manitoba Grow Bonds	—	3	4

Total guarantees outstanding		100	102

A provision for future losses on guarantees in the amount of $21 million (2010 - $21 million) has been recorded in the accounts. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

Manitoba HydroBonds Guarantees

Outstanding Manitoba HydroBonds as at March 31, 2011 totalled $241 million (2010 - $331 million). These bonds carry fixed and variable coupon rates that range from 1.75% to 9.38%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $163 million (2010 - $251 million) of these outstanding bonds.

Note 6B.a) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions
Operating Credit Guarantee	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Manitoba Livestock Associations Loan Guarantees	Each association is guaranteed 25% of the loan to a maximum guarantee of $1 million.

Diversification Loan Guarantee Program	Each participating lender is guaranteed 25% of the loan made for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program	Eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

Note 6B.b) Manitoba Student Aid Program

The Government guarantees three types of student loans, issued in the past 18 years, as follows:

Loan type	Nature of loan
Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed, if the loan is deemed to be in default.

Limited risk loans

Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.

Note 6B.c) Manitoba Housing and Renewal Corporation

The Government has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

Note 6B.d) Rural Entrepreneur Assistance Program

The Government provides guarantees on new and expanding small or home business loans, with a five-year term.

7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of contracts and agreements for the delivery of services and the acquisition or construction of assets. The following represents the amounts required to satisfy the contractual obligations as at March 31:

			($ millions)
	2011			2010
	Government Business Enterprises	* Others	Total	Total
Operating obligations:
Total rental of tangible capital assets	71	344	415	307
Approved loans, grants and contracts for service	—	214	214	145

	71	558	629	452

Capital obligations:
Tangible capital assets and infrastructure:
- long-term financing arrangements	677	299	976	1,101
- approved contracts in capital budget	—	95	95	129

	677	394	1,071	1,230

Total	748	952	1,700	1,682

*	Government departments, Crowns and Special Funds

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

Manitoba Hydro Commitments

Manitoba Hydro-Electric Board (Hydro) purchased the net assets of Winnipeg Hydro from the City of Winnipeg in 2002. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million. The purchase consideration principally consisted of annual payments by Hydro to the City of Winnipeg of $25 million in years 2002 to 2006, $20 million per annum in years 2007 to 2011, and $16 million per annum in year 2012 and each year thereafter. The net assets and related financing obligations are reflected in Hydro’s financial statements.

Hydro has energy purchase commitments of $1,562 million (2010 - $1,565 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2038, and natural gas purchases, which expire in 2013.

Stadium Loan

BBB Stadium Inc. is a non-profit corporation established to develop, own and operate a stadium as a venue for professional and university football and community athletics. The sole members of BBB Stadium Inc. are the City of Winnipeg, the University of Manitoba and the Winnipeg Football Club. Activities of BBB Stadium Inc. are managed by the directors comprised of the University of Manitoba, the City of Winnipeg, the Province of Manitoba and the Winnipeg Football Club. The University of Manitoba has an economic interest in BBB Stadium Inc. related to the use of the stadium for university football games and events at no charge.

The Government has committed up to $160 million as a loan to the University of Manitoba, and the University of Manitoba has committed to loan $160 million to BBB Stadium Inc. As at March 31, 2011, $24 million of the committed loan had been advanced to BBB Stadium Inc.

8.	DEBT SERVICING

Debt servicing costs of $773 million (2010 - $756 million) are net of interest recoveries from GBEs of $468 million (2010 - $467 million) and include $32 million (2010 - $58 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $433 million (2010 - $421 million) are reported in Schedule 3.

9.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2011 fiscal year, restatements of the March 31, 2010 accumulated deficit and net income for the year were made in compliance with the Government’s accounting policies or for the correction of errors.

A.	Correction of trust account presentation

An adjustment was made to correct the classification of a number of accounts previously identified as trust accounts that had been therefore excluded from the summary financial statements. This has resulted in a decrease in the opening accumulated deficit and net debt of $3 million (2010 - $3 million decrease).

B.	Correction of severance and vacation liabilities

During the year, it was noted that severance and vacation liabilities reported on the summary financial statements had been understated. The correction of this misstatement has resulted in an increase to the opening accumulated deficit and net debt of $11 million (2010 - $11 million increase)

C.	Other

During the year, the Government identified a number of controlled subsidiaries of existing Government reporting entities that were not consolidated by the parent entity. These controlled entities have now been included in the summary financial statements on a fully consolidated basis. This change resulted in an increase in tangible capital assets of $7 million (2010 - $3 million), a nil impact to the opening accumulated deficit (2010 - $0 million) and an increase in net debt of $7 million (2010 - $3 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

Adjustments were made to the opening accumulated deficit and tangible capital assets of a number of crown organizations to reflect amendments to their tangible capital assets. This has resulted in an increase in opening tangible capital assets of $3 million (2010 - $2 million), a decrease in the opening accumulated deficit of $2 million (2010 - $1 million), an increase in the opening net debt of $1 million (2010 - $1 million) and a $1 million decrease of the 2010 net loss.

As a result of the above noted changes, the opening net debt has increased by $16 million (2010 - $12 million) from the previously reported balances of $11,794 million (2010 - $11,468 million). In addition, the combined effect of the above changes has increased 2010 financial assets by $12 million, increased 2010 non-financial assets by $10 million and increased 2010 financial liabilities by $28 million.

10.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal accounting error for the period of 1997 to 1999 was a $91 million loan payable owing to the Government over a ten-year period commencing in 2004/05. As at March 31, 2011, this loan payable has been reduced to $27 million (2010 - $36 million).

To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided a loan payable to the Government of $38 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2011, this loan payable had been reduced to $19 million (2010 - $23 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided a loan payable to the Government of $9 million repayable over a ten-year period, commencing in April 2006. As at March 31, 2011 this loan payable had been reduced to $4 million (2010 - $5 million). These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As at March 31, 2011, the Government has loans payable of $267 million (2010 - $235 million) to be repaid to the Government of Canada five years after receipt. The Government is charged an administrative fee for each loan.

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Manitoba Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2011, amounts held in trust were as follows:

	($ millions)
	2011	2010
Fiduciary Trusts	538	539
Custodial Trusts	114	117

	652	656

Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities as well as title to tangible capital assets.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $50 million (2010 - $56 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro-Electric Board (Hydro) has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. For its U.S. debt retirement purposes, Hydro has a hedging relationship between U.S. dollar long-term debt balances and U.S. sinking funds. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and elimination of debt incurred on behalf of Manitoba Hydro-Electric Board, the structure of the debt as at March 31, 2011 was 87% at fixed rates and 13% at floating rates (2010 – 90% at fixed rates and 10% at floating rates). A one percent (100 basis points) movement in interest rates for an entire year would increase/decrease debt servicing costs, net of recoveries, by $21 million (2010 - $16 million).

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2011, the Government has a gross credit risk exposure related to derivatives of $138.0 million (2010 - $88.5 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2011		2010
	Notional Value	Fair Value	Notional Value	Fair Value
Interest rate and cross currency swaps	32,157	(593)	29,500	(680)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and are generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the Government would receive (make) a payment if the agreements were terminated.

13.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs:

A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1 to the Summary financial statements. Loans and advances to GBEs are reflected in Schedule 2 to the Summary financial statements.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

B.	Borrowings

Borrowings include $475 million (2010 - $445 million) owed to Manitoba Public Insurance Corporation (MPIC) relating to the capital financing of school board and health care facilities. Borrowings also include debt in the amount of $289 million (2010 - $328 million) and $40 million (2010 - $60 million) owed to MPIC and Manitoba Hydro-Electric Board respectively, related to the financing of other Government programs.

These borrowings are repayable over a term from 2011 to 2040 at varying interest rates ranging from 1.50% to 11.25%.

C.	Water Power Rentals

Water power rental fees charged to the Manitoba Hydro-Electric Board (Hydro), in the amount of $114 million (2010 - $114 million), are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Hydro’s hydroelectric generating stations.

D.	Fees and Government Guarantees

The Manitoba Hydro-Electric Board (Hydro) remitted $80 million (2010 - $75 million) to the Government based on the Hydro debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $21 million (2010 - $21 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $21 million (2010 - $20 million) and motor vehicle registration fees totalling $131 million (2010 - $127 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2011 was $9 million (2010 - $8 million).

The Manitoba Lotteries Corporation provided $4 million in funding for the year ended March 31, 2011 (2010 - $3 million) to the Addictions Foundation of Manitoba for problem gambling services programs.

Manitoba Hydro-Electric Board paid Corporation Capital Tax of $51 million for the year ended March 31, 2011 (2010 - $48 million).

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

In addition to producing a summary budget as presented on the summary financial statements, Consolidated Statement of Revenue and Expense, the Government continues to provide budget estimates for the Core Government revenue and expenses. PSAB accounting standards recommend disclosure of information where a government has exceeded its revenue, borrowing, investing, expense or expenditure authority limits. The budget estimate presented on the Consolidated Statement of Revenue and Expense, exclude $286 million in

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

supplemental estimates and special warrants related to the Core Government. The original budget estimate amounts plus the $286 million in supplemental estimates and special warrants becomes the revised estimates, against which expenses in excess of legislative authority are determined.

Based upon the revised estimates, the following voted appropriations were over-expended as a result of adjustments made after March 31, 2011:

($ millions)
Education
Education and School Tax Credits	6
Finance
Net Tax Credit Payments	2

15.	SUBSEQUENT EVENT

In the spring of 2011, major flooding occurred in several locations across the Province. As a result of the flooding the Government is committed to provide disaster financial assistance, construct new flood protection infrastructure, and replace roads and bridges damaged by the flood. An estimate of the Government’s share of the cost is not practicable and therefore cannot be made at the date these financial statements were issued.

16.	COMPARATIVE FIGURES

Certain 2010 financial statement figures have been reclassified to be consistent with the 2011 presentation.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 1

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE

As at March 31, 2011

	($ millions)
	2011	2010
TAXATION REVENUE:
Corporation capital tax	—	1
Corporation income tax	—	42
Gasoline tax	13	14
Levy for health and education	37	34
Individual income tax	165	151
Insurance corporations tax	16	18
Motive fuel tax	10	10
Oil and natural gas tax	4	2
Retail sales tax	163	151
Tobacco tax	25	23

	433	446

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Municipal corporations	209	207
Government of Canada shared cost programs/agreements	256	212
Other	46	61

	511	480

INTEREST:
Sinking fund	16	15
Other investments	5	8

	21	23

OTHER:
Health and social services	121	150
Manitoba Hydro-Electric Board	15	13
Manitoba Liquor Control Commission	48	48
Manitoba Lotteries Corporation	19	2
Manitoba Public Insurance Corporation	—	10
Sundry departmental revenue	111	79
Other	181	122

	495	424

	1,460	1,373
Less: Allowances	114	114

Total Amounts Receivable	1,346	1,259

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 2

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF LOANS AND ADVANCES

As at March 31, 2011

	($ millions)
	2011	2010
GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	8,467	8,288
Manitoba Public Insurance Corporation	—	2
Manitoba Lotteries Corporation	152	160

	8,619	8,450
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	8,467	8,288

	152	162

OTHER:
Loans and mortgages - Note a	621	613
Northern Affairs Fund - Note b	11	5
Manitoba Potash Corporation - Note c	4	4
Manitoba student loans - Note d	53	43
Family services agencies - Note e	26	23
Rural Economic Development Initiatives program - Note f	3	3
Other	1	1

	719	692

TOTAL LOANS AND ADVANCES	871	854
Less: Valuation allowance	71	68

NET LOANS AND ADVANCES	800	786

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2050, bearing interest at either:

i)       fixed with rates ranging from 4.10% to 10.673%; or

ii)     floating Canadian - Bankers Acceptance (BA) setting, established monthly or quarterly, with the 1 month BA rate at 1.20143 and 3 month BA rate at 1.29857 as at March 31, 2011.

Note a
Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2036, bearing interest rates ranging from 2.7% to 8.375%.	339	342
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2035, bearing interest rates ranging from 0.0% to 13.5%.	130	140
Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 7.375%.	125	104
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2018, bearing interest rates ranging from 4.65% to 7.30%.	27	27

	621	613

Note b - Northern districts improvement loans, due in varying amounts to the year 2020, repayable in annual installments, bearing interest at 4.45%.

Note c - Advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 0.75%.

Note d - Student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 1.5%.

Note e - Advances to provide family services agencies with advances prepayment of fee for service charges, to be repaid when no longer required, bearing no interest.

Note f - Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 3

GOVERNMENT BUSINESS ENTERPRISES

SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION

For the Year Ended March 31, 2011

($ millions)

				TOTAL	TOTAL
CHANGES IN EQUITY	UTILITY	INSURANCE	FINANCE	2011	2010
Results from Operations
Revenues from operations	2,019	1,366	1,438	4,823	4,692

Expenses: From operations	1,444	1,324	847	3,615	3,499
Debt servicing	425	—	8	433	421

Total expenses	1,869	1,324	855	4,048	3,920

Net income	150	42	583	775	772
Transfers to the Government	—	—	(583)	(583)	(540)

	150	42	—	192	232
Other Comprehensive Income	82	87	—	169	709

Net increase in equity in government business enterprises	232	129	—	361	941

FINANCIAL POSITION
Assets:
Cash and temporary investments	70	74	41	185	304
Amounts receivable	407	330	32	769	727
Portfolio investments - Due from Government organizations	282	—	—	282	868
Due from others	—	3,394	—	3,394	3,086
Capital assets	10,659	158	201	11,018	10,166
Other assets	1,169	215	49	1,433	1,219

Total assets	12,587	4,171	323	17,081	16,370

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	1,184	928	155	2,267	1,778
Long-term debt: Owing to Government organizations	8,467	—	153	8,620	8,448
Other borrowings, discounts and deferred transaction costs	180	5	—	185	250
Provision for future benefits: Pension obligations	—	219	6	225	243
Future cost of existing claims	—	2,351	4	2,355	2,583

Total liabilities	9,831	3,503	318	13,652	13,302

Equity in government business enterprises	2,756	668	5	3,429	3,068

For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SUMMARY FINANCIAL STATEMENTS

SCHEDULE 4

CONSOLIDATED STATEMENT OF BORROWINGS

As at March 31, 2011

($ millions)

	Bonds and Debentures		Canada Pension Plan	Loans and Mortgages	Promissory Notes and Treasury Bills	Totals
Fiscal Year of Maturity	Cdn	US	Cdn	Cdn	Cdn	2011	2010
2011	—	—	—	—	—	—	3,464
2012	1,958	—	104	37	1,250	3,349	2,000
2013	1,959	—	73	72	—	2,104	2,104
2014	1,649	717	—	72	—	2,438	2,453
2015	1,726	—	—	66	—	1,792	1,843
2016	2,084	—	—	71	—	2,155	1,197

2011-2016	9,376	717	177	318	1,250	11,838	13,061

2017-2021	4,890	875	15	—	—	5,780	5,137
2022-2031	2,334	292	—	176	—	2,802	2,139
2032-2063	4,796	—	300	—	—	5,096	4,051
2011-2043 Crown Organizations	471	—	—	286	—	757	713

2017-2063	12,491	1,167	315	462	—	14,435	12,040

Total borrowings	21,867	1,884	492	780	1,250	26,273	25,101

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board						(8,467)	(8,289)
Unamortized debt issue costs						(38)	(16)
Unamortized foreign currency fluctuation						(50)	(56)
Unamortized gains and losses on derivative contracts						46	46
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(644)	(675)

						17,120	16,111

	March 31/11 Cdn $ Valuation (See Notes)	March 31/10 Cdn $ Valuation (See Notes)
Borrowings payable in:
Canadian dollars	20,101	18,907
Foreign issues hedged to Canadian dollars	4,288	3,768
U.S. dollars	1,555	2,035
Foreign issues hedged to U.S. dollars	329	391

Total borrowings	26,273	25,101

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.
Note b:

The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:
i) Fixed with rates ranging from 1.597% to 10.68%.
ii) Floating Canadian - Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.049% and the highest set at 4.59% as at March 31, 2011.
iii) Floating U.S. - U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established semi-annually, with the rate set at 0.59% as at March 31, 2011.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 5

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,

ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE

As at March 31, 2011

	($ millions)
	2011	2010
Accounts payable	1,360	1,240

Accrued charges:
Interest accrued on borrowings	213	258
Canadian Agricultural Income Stabilization / AgrInvest	73	64
Compensation for Victims of Crime	23	24
Disaster assistance	28	11
Flood claims	17	18
Infrastructure works program	20	24
Long term disability income plan	20	18
Environmental liabilities	487	521
Salaries and benefits	605	573
Severance pay	342	329
Workers Compensation Board claims	25	24
Other	55	48

	1,908	1,912

Provision for future losses on guarantees (Note 6)	21	21

Unearned Revenue:
Deferred contributions related to future expense	32	22
Government of Canada - Advances re: shared-cost programs not yet claimed	108	129
Research and Special Funds	104	108
Tuition and education fees	28	25
Vehicle registration	59	57
Other	37	27

	368	368

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	3,657	3,541

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY

As at March 31, 2011

						($ millions)
	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2011	Total 2010
			(Note A)	(Note A)	(Note A)
ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year as previously reported	2,131	2,873	1,173	361	93	6,631	6,321
Restatement (Note B)	—	—	—	(6)	—	(6)	—

Obligation at beginning of year as restated (Note B)	2,131	2,873	1,173	355	93	6,625	6,321
Current service costs	63	72	43	16	3	197	196
Interest cost on benefit obligation	135	184	59	21	5	404	399
Change in actuarial (gains) losses and reserves	144	—	109	—	1	254	36
Plan amendment	—	—	—	—	—	—	—
Benefits paid	(101)	(147)	(91)	(18)	(5)	(362)	(327)

Obligation at end of year	2,372	2,982	1,293	374	97	7,118	6,625

PLAN ASSETS
Plan assets at beginning of year as previously reported	1,177	1,673	1,097	376	34	4,357	3,598
Restatement (Note B)	—	—	—	(6)	—	(6)	—

Plan assets at beginning of year as restated (Note B)	1,177	1,673	1,097	370	34	4,351	3,598
Employer contributions	63	72	30	9	4	178	170
Employee contributions	—	—	19	8	—	27	27
Transfer of plan assets	1	—	—	—	—	1	—
Plan asset contributions	180	—	—	—	—	180	340
Benefits paid	(101)	(147)	(91)	(18)	(5)	(362)	(327)
Expected return on plan assets	71	115	68	22	2	278	260
Experience gains (losses)	67	60	39	(3)	2	165	283

Market value of plan assets	1,458	1,773	1,162	388	37	4,818	4,351
Deferred investment losses (gains)	(39)	32	11	6	—	10	236

Market related value of plan assets	1,419	1,805	1,173	394	37	4,828	4,587

PENSION LIABILITY
Plan deficit (surplus)	953	1,177	120	(20)	60	2,290	2,038
Unamortized actuarial gains (losses)	(159)	(274)	(130)	(16)	6	(573)	(284)
Surplus adjustments (Note C)	—	—	17	36	2	55	46

Pension liability	794	903	7	—	68	1,772	1,800

PENSION EXPENSE
Defined benefit pension plan expense:
Current service cost	63	72	43	16	3	197	196
Interest cost on benefit obligation	135	184	59	22	5	405	398
Return on plan assets	(71)	(115)	(68)	(22)	(2)	(278)	(260)
Employee contributions	—	—	(19)	(8)	—	(27)	(27)
Amortization of actuarial (gains) losses	(5)	27	2	1	(1)	24	9
Change in surplus adjustments	—	—	10	—	1	11	2

Defined benefit pension plan expense	122	168	27	9	6	332	318

Defined contribution pension plan expense	—	—	4	15	113	132	125

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 6

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF PENSION LIABILITY (cont’d)

As at March 31, 2011

	Civil Service Superannuation Plan	Teachers’ Pension Plan	Post- Secondary Education Plans	Public School Division Plans	Other Plans	Total 2011	Total 2010
MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	32,200	21,700	5,600	4,300	300	64,100	63,200
Number of pensioners	16,400	12,400	1,500	1,400	300	32,000	30,900

Total number of plan members	48,600	34,100	7,100	5,700	600	96,100	94,100

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.00%	6.50%	5.00 -5.75%	6.00%	5.00 -5.50%
Expected long-term rate of return	6.00%	6.50%	5.30 -6.00%	6.00%	5.00 -5.50%
Inflation	2.00%	2.25%	2.00 -2.75%	2.00 -2.50%	2.00 -2.50%
Real rate of return	4.00%	4.25%	2.50 -3.00%	3.50 -4.00%	3.00 -3.50%
Rate of salary increase	3.75%	3.00%	3.40 -4.00%	4.00 -4.25%	3.00 -3.50%
Latest valuation	Dec 2009	Jan 2009	(Note D )	(Note D )	(Note D )

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:

An adjustment was made to restate the opening balance of the accrued benefit obligation and plan assets for the Winnipeg School Division Pension Fund. Originally, the benefits paid amount was reported at $6 million and the revised amount is reported as $12 million. The opening accrued benefit obligation and pension asset balances for 2011 were restated to reflect the change.

Note C:

For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to reduce these surplus amounts to nil. These pension surpluses represent the excess of the plan assets funded by employees over the employers’ share of the accrued benefit obligation.

Note D:	Latest actuarial valuation report dates are as follows:
	- University of Manitoba Pension Plans	Dec 2009
	- University of Winnipeg Pension Plan	Dec 2007
	- Brandon University Retirement Plan	Dec 2010
	- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2008
	- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec 2009
	- Retirement Plan for Employees of Frontier School Division	Dec 2009
	- Members of Legislative Assembly Pension Plan	Mar 2010
	- Legislative Assembly Pension Plan	Dec 2010
	- Judges’ Supplemental Pension Plan	Mar 2010
	- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec 2009

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 7

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS

For the Year Ended March 31, 2011

($ millions)

	General Capital Assets					Infrastructure				Totals
	Land	Buildings and Leasehold Improvements	Vehicles and Equipment	Computer Hardware and Software	Assets Under Construction	Land and Land Improvements	Transportation	Dams and Water Management Structures	Assets Under Construction	2011	2010
Cost
Opening cost, as previously reported	222	5,631	1,995	610	607	269	2,896	110	577	12,917	11,780
Restatements, (Note 9)	3	(2)	—	—	7	—	—	—	—	8	3

Opening cost restated	225	5,629	1,995	610	614	269	2,896	110	577	12,925	11,783
Add:
Additions during the year	13	326	161	48	333	23	245	9	203	1,361	1,232
Less:
Disposals and write downs	(6)	(8)	(28)	(9)	(2)	—	—	—	(1)	(54)	(90)
Settlements and reclassifications	—	79	5	14	(96)	8	86	14	(110)	—	—

Closing cost	232	6,026	2,133	663	849	300	3,227	133	669	14,232	12,925

Accumulated amortization
Opening, as previously reported	—	2,501	1,355	376	—	50	1,260	60	—	5,602	5,262
Restatements, (Note 9)	—	(2)	1	(1)	—	—	—	—	—	(2)	(2)

Opening accumulated amortization restated	—	2,499	1,356	375	—	50	1,260	60	—	5,600	5,260
Add:
Amortization	—	145	129	53	—	3	105	3	—	438	404
Less:
Accumulated amortization on disposals, write downs	—	(6)	(24)	(9)	—	—	—	—	—	(39)	(64)

Closing accumulated amortization	—	2,638	1,461	419	—	53	1,365	63	—	5,999	5,600

Net Book Value of Tangible Capital Assets	232	3,388	672	244	849	247	1,862	70	669	8,233	7,325

During the year, the Province capitalized $18 million of interest relating to assets under construction (2010 - $17 million) .

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 8

FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES

COMPRISING THE GOVERNMENT REPORTING ENTITY

HEALTH AND HEALTHY LIVING

Manitoba Health

Manitoba Healthy Living, Youth and Seniors

Addictions Foundation of Manitoba

CancerCare Manitoba

Diagnostic Services of Manitoba Inc.

Manitoba Health Research Council

Manitoba Health Services Insurance Plan

Manitoba Hospital Capital Financing Authority

Not-for-Profit Personal Care Homes

Regional Health Authorities (including controlled organizations)

Assiniboine Regional Health Authority

Brandon Regional Health Authority

Burntwood Regional Health Authority Inc.

Churchill Regional Health Authority Inc.

Interlake Regional Health Authority Inc.

Nor-Man Regional Health Authority Inc.

North Eastman Health Association Inc.

Parkland Regional Health Authority Inc.

Regional Health Authority - Central Manitoba Inc.

South Eastman Health/Santé Sud-Est Inc.

Winnipeg Regional Health Authority

Rehabilitation Centre for Children Inc.

St. Amant Centre

EDUCATION

Manitoba Advanced Education and Literacy

Manitoba Education

Assiniboine Community College

Brandon University

Collège universitaire de Saint-Boniface

Council on Post-Secondary Education

Manitoba Text Book Bureau

Public School Divisions

Public Schools Finance Board

Red River College

University College of The North

University of Manitoba

University of Winnipeg

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 8

(cont’d)

FAMILY SERVICES AND CONSUMER AFFAIRS

Manitoba Family Services and Consumer Affairs

Companies Office

First Nations of Northern Manitoba Child & Family Services Authority

First Nations of Southern Manitoba Child & Family Services Authority

Funeral Board of Manitoba

General Child and Family Services Authority

Financial Literacy Fund

Insurance Council of Manitoba

Land Titles Assurance Fund

Métis Child and Family Services Authority Inc.

The Property Registry

Vital Statistics Agency

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT

Manitoba Aboriginal and Northern Affairs

Manitoba Agriculture, Food and Rural Initiatives

Manitoba Conservation

Manitoba Entrepreneurship, Training and Trade

Manitoba Housing and Community Development

Manitoba Infrastructure and Transportation

Manitoba Innovation, Energy and Mines

Manitoba Local Government

Manitoba Water Stewardship

Abandonment Reserve Fund

Communities Economic Development Fund

Community Revitalization Fund

Co-operative Loans and Loans Guarantee Board

Cooperative Promotion Board

Crown Lands and Property Agency

Economic Innovation and Technology Council

Ethanol Fund

Farm Machinery and Equipment Act Fund

Food Development Centre

Green Manitoba Eco Solutions

Manitoba Horse Racing Commission

Industrial Technology Centre

Leaf Rapids Town Properties Ltd.

Manitoba Agricultural Services Corporation

Manitoba Community Services Council Inc.

Manitoba Development Corporation

Manitoba Education, Research and Learning

Information Networks (MERLIN)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 8

(cont’d)

COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d

Manitoba Floodway and East Side Road Authority

Manitoba Gaming Control Commission

Manitoba Habitat Heritage Corporation

Manitoba Hazardous Waste Management Corporation

Manitoba Housing and Renewal Corporation

Manitoba Opportunities Fund Ltd.

Manitoba Product Stewardship Corporation

Manitoba Trade and Investment Corporation

Manitoba Trucking Productivity Improvement Fund

Manitoba Water Services Board

Materials Distribution Agency

Mining Community Reserve

Mining Rehabilitation Reserve Fund

Pineland Forest Nursery

Quarry Rehabilitation Reserve Fund

Taking Charge! Inc. / Se Prendre En Main! Inc

Vehicle and Equipment Management Agency

Veterinary Science Scholarship Fund

Waste Reduction and Recycling Support Fund

JUSTICE AND OTHER EXPENDITURES

Legislative Assembly

Executive Council

Civil Service Commission

Manitoba Culture, Heritage and Tourism

Manitoba Finance

Manitoba Justice

Manitoba Labour and Immigration

Manitoba Sport

Civil Legal Services

Crown Corporations Council

Helen Betty Osborne Memorial Foundation

Le Centre culturel franco-manitobain

Legal Aid Manitoba

Manitoba Arts Council

Manitoba Boxing Commission

Manitoba Centennial Centre Corporation

Manitoba Film & Sound Recording Development Corporation

Manitoba Law Reform Commission

Manitoba Securities Commission

Office of the Fire Commissioner

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 8

(cont’d)

JUSTICE AND OTHER EXPENDITURES, cont’d

Organization and Staff Development

Pension Assets Fund

Public Trustee of Manitoba

Special Operating Agencies Financing Authority

Sport Manitoba Inc.

Travel Manitoba

Venture Manitoba Tours Ltd.

Victims Assistance Fund

Workplace Safety and Health Public Education Fund

GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)

Utility:

Manitoba Hydro-Electric Board

Insurance:

Manitoba Public Insurance Corporation

Workers Compensation Board

Finance:

Manitoba Liquor Control Commission

Manitoba Lotteries Corporation

SPECIAL ACCOUNTS, not attached to a Sector or Department

Debt Retirement Account

Fiscal Stabilization Account

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 9

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2011

($ millions)

	Health and Healthy Living		Education		Family Services and Consumer Affairs		Community, Economic and Resource Development
	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	690	668	—	—	14	25
Fees and other revenue	486	483	544	529	59	55	629	600
Federal transfers	970	919	128	120	5	5	450	326
Contributions from entities within the Government Reporting Entity	32	74	155	89	—	—	2	4
Sinking funds and other investment earnings	2	22	(3)	(2)	—	—	45	44

TOTAL REVENUE	1,490	1,498	1,514	1,404	64	60	1,140	999

EXPENSE
Personnel services	2,905	2,759	2,374	2,255	187	189	390	398
Grants/Transfer payments	962	884	215	106	215	213	575	522
Transportation	43	52	30	16	4	5	71	70
Communication	11	22	25	18	4	4	15	16
Supplies and services	745	661	363	473	33	33	300	283
Social assistance related	4	5	3	3	901	835	100	95
Other operating	381	394	291	239	27	24	352	288
Debt servicing	44	43	122	119	1	1	190	182
Minor capital	11	24	46	41	1	2	14	15
Amortization	142	136	115	110	4	4	165	144

TOTAL EXPENSE	5,248	4,980	3,584	3,380	1,377	1,310	2,172	2,013

NET INCOME (LOSS) FOR THE YEAR	(3,758)	(3,482)	(2,070)	(1,976)	(1,313)	(1,250)	(1,032)	(1,014)

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 9

(cont’d)

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR

For the Year Ended March 31, 2011

($ millions)

	Justice and Other Expenditures		General Government (Note a)		Adjustments (Note b)		Total
	2011	2010	2011	2010	2011	2010	2011	2010
	$	$	$	$	$	$	$	$
REVENUE
Income taxes	—	—	2,922	2,659	—	—	2,922	2,659
Other taxes	—	—	2,702	2,588	—	—	3,406	3,281
Fees and other revenue	132	135	1	—	(26)	(10)	1,825	1,792
Federal transfers	50	50	2,444	2,507	—	(3)	4,047	3,924
Contributions from entities within the Government Reporting Entity	—	—	800	796	(214)	(191)	775	772
Sinking funds and other investment earnings	189	180	—	1	(3)	(25)	230	220

TOTAL REVENUE	371	365	8,869	8,551	(243)	(229)	13,205	12,648

EXPENSE
Personnel services	469	459	12	7	4	7	6,341	6,074
Grants/Transfer payments	68	64	25	32	(436)	(418)	1,624	1,403
Transportation	10	9	24	5	1	28	183	185
Communication	14	16	1	1	—	—	70	77
Supplies and services	175	165	34	87	185	161	1,835	1,863
Social assistance related	30	29	—	—	—	—	1,038	967
Other operating	44	48	24	33	7	3	1,126	1,029
Debt servicing	424	422	—	—	(8)	(11)	773	756
Minor capital	2	4	—	3	1	1	75	90
Amortization	7	7	2	3	3	—	438	404

TOTAL EXPENSE	1,243	1,223	122	171	(243)	(229)	13,503	12,848

NET INCOME (LOSS) FOR THE YEAR	(872)	(858)	8,747	8,380	—	—	(298)	(200)

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector.

Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

PROVINCE OF MANITOBA

PUBLIC ACCOUNTS 2010/11

SCHEDULE 10

SUMMARY FINANCIAL STATEMENTS

CONSOLIDATED DETAILS AND RECONCILIATION

TO CORE GOVERNMENT RESULTS

For the Year ended March 31, 2011

($ millions)

		2011			2010
	Core Government (Note)	Consolidation Impacts	Summary 2011	Core Government (Note)	Consolidation Impacts	Summary 2010
REVENUE
Income taxes	2,922	—	2,922	2,659	—	2,659
Other taxes	2,807	599	3,406	2,688	593	3,281
Fees and other revenue	511	1,314	1,825	504	1,288	1,792
Federal transfers	3,726	321	4,047	3,676	248	3,924
Net income from government business enterprises (Schedule 3)	583	192	775	540	232	772
Sinking funds and other investment earnings	—	230	230	—	220	220

TOTAL REVENUE	10,549	2,656	13,205	10,067	2,581	12,648

EXPENSES
Health and Healthy Living	4,751	369	5,120	4,544	287	4,831
Education	2,131	1,210	3,341	2,065	1,162	3,227
Family Services and Consumer Affairs	1,361	2	1,363	1,292	3	1,295
Community, Economic and Resource Development	1,571	401	1,972	1,557	256	1,813
Justice and Other Expenditures	842	92	934	870	56	926
Debt Servicing (Note 8)	233	540	773	240	516	756

TOTAL EXPENSES	10,889	2,614	13,503	10,568	2,280	12,848

Net Income (Loss) before Transfers for Expense Recovery	(340)	42	(298)	(501)	301	(200)
Transfer (to) from Fiscal Stabilization Account	35	(35)	—	57	(57)	—

Net Result before Transfers for Debt Repayment	(305)	7	(298)	(444)	244	(200)
Transfer (to) from Debt Retirement Account	145	(145)	—	(20)	20	—
Transfer (to) from Fiscal Stabilization Account	90	(90)	—	—	—	—

NET RESULT FOR THE YEAR AFTER TRANSFERS	(70)	(228)	(298)	(464)	264	(200)

Note:

The Core Government is a component of the Government Reporting Entity and represents the revenues directly reported and the  programs and services delivered by government departments. Core Government results are based upon specified accounting  policies which vary from Canadian generally accepted accounting principles, in that the results for the year do not reflect the  expenses related to the increase in the overall pension liability, do not consolidate the operations of all Crown organizations,  include results of the Finance category of government business enterprises only and account for capital financing to health care  facilities as a deferred charge. In addition, starting in 2008/09, certain loans and advances to Crown organizations, repaid  through future appropriations, were reflected as assets of the Core Government.

Public	sector accounting standards would require these advances to be expensed as grants in the year issued.